Exhibit 99.1
CR-09-24
THE GEO GROUP, INC. ANNOUNCES OFFERING
OF SENIOR UNSECURED NOTES DUE 2017
Boca Raton, Fla. — October 5, 2009 — The GEO Group (NYSE: GEO) (“GEO”) announced today that it intends to offer $250,000,000 aggregate principal amount of senior unsecured notes due 2017 (the “notes”) in a private offering, subject to market and other customary conditions.
GEO intends to use the net proceeds from this offering to, among other things, fund the repurchase, redemption or other discharge of its 8 1/4% senior notes due 2013, for which it is conducting a tender offer, pay down indebtedness outstanding under its revolving credit facility and for general corporate purposes.
The notes will be guaranteed by all of GEO’s restricted subsidiaries that guarantee its obligations under its senior credit facility.
The notes will be offered in the United States to only qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will be offered outside the Untied States to non-U.S. persons pursuant to Regulation S under the Securities Act. The notes will not be registered under the Securities Act and will not be offered or sold in the United States without an applicable exemption from the registration requirements of the Securities Act.
This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
This news release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and its ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this news release include, but are not limited to: (1) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (2) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (3) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (4) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (5) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (6) GEO’s ability to obtain future financing on acceptable terms; (7) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (8) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
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